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                                   EXHIBIT 5

                               January 25, 2001

                               Olin Corporation
                                 501 Merritt 7
                          Norwalk, Connecticut 06851

Re: Shares of Common Stock to be Issued Under Olin Corporation Contributing Employee Ownership Plan


Ladies and Gentlemen:

     I refer to Amendment No. 1 to the Registration Statement on Form S-8 (registration no. 333-17629) of Olin Corporation, a Virginia corporation (the "Company"), to be filed with the Securities and Exchange Commission today. This Amendment is filed for the purpose of registering under the Securities Act of 1933, 500,000 shares of Common Stock, par value $1.00 per share ("Common Stock"), of the Company to be issued under the Olin Corporation Contributing Employee Ownership Plan ("Plan"). I have examined the Articles of Incorporation, as amended and restated, the By-laws of the Company, as presently in effect, minutes of the applicable meetings of the Board of Directors and shareholders of the Company, or statements of unanimous consent in lieu of such meetings, together with such other corporate records, certificates of public officials and other documents as I have deemed relevant to this opinion. Based upon the foregoing, it is my opinion that all of the aforesaid 500,000 shares of Common Stock associated with the Plan, as shall be issued from authorized stock of the Company as described in such Registration Statement, shall be, when so issued, legally issued, fully paid and non-assessable. I hereby consent to the inclusion of this opinion in the Registration Statement as an exhibit thereto.

                                          Very truly yours,



                                          Johnnie M. Jackson, Jr.